Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 93 to the Registration Statement of Investors Cash Trust (Form N-1A, No. 033-34645) of our report dated October 25, 2021 on the financial statements and financial highlights of DWS ESG Liquidity Fund (one of the Funds constituting Investors Cash Trust) included in the Fund’s Annual Report for the fiscal year ended August 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 23, 2021